EXHIBIT 6

Section 321(b) Consent

Pursuant to Section 321(b) of the Trust Indenture Act of 1939, as amended, Wilmington Trust, National Association hereby consents that reports of examinations by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon requests therefor.

Dated: August 5, 2025

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:	/s/ Karleen R. Bratland
Name: Karleen R. Bratland Title: Assistant Vice President